EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT


     THIS EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT, ("Agreement") is entered into as of this 17th day of March, 2003 by and between Imagenetix, Inc. a California corporation ("Imagenetix"), whose principal place of business is 16935 West Bernardo Drive, Suite 101, San Diego, California 92127 and Sanavive Ltd., located at 5675 North Oracle Road, Suite 3101, Tucson, Arizona 85704.

           WHEREAS, Imagenetix has developed and manufactures proprietary bioceutical topical cream products (hereinafter the "Product", as defined below); and

           WHEREAS, Sanavive is engaged in the business of marketing and distributing bioceutical products and desires to market, sell and distribute the Product;

     NOW, THEREFORE, in consideration for the mutual agreements contained herein, the parties agree as follows:

1. Definitions. When used in this Agreement, each of the terms set forth in this Section 1 shall have the meanings indicated below:

     1.1 "Product" shall mean the uniquely efficacious, proprietary topical creams developed and produced by Imagenetix. Sanavive will market under the Nature's Healthy Essentials brand and all other brand names it may sell on an OEM basis.

     1.2  "Licensed Territory" shall be worldwide

2. Supply and Sale. Imagenetix shall supply and sell to Sanavive pursuant to the terms and conditions described herein.

     2.1 Exclusive Supplier. During the term of this Agreement and any renewals hereof, Imagenetix will be the exclusive supplier to Sanavive for the purpose of having the rights to sell the "Product" or product derivative in any channel of distribution.

     2.2 Distributor. During the term of this Agreement, Sanavive shall be a distributor of Product in the Licensed Territory.


3.   Price.   Prices and applicable discounts for the "Product" ordered
hereunder shall be in accordance with this Agreement.

     3.1 The Products purchased hereunder are purchased for resale, therefore, the prices specified herein are exclusive of sales, use or similar taxes. Price per topical cream product are attached as Schedule A.

     3.2 Any and all taxes, excises, assessments, levies, imports, duties, costs, transportation charges, and penalties, which may be assessed, levied, demanded, or imposed by any governmental agency in connection with this Agreement, shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

4.   Record Keeping.

     4.1 Imagenetix shall keep all records relating the manufacturing of Product for a minimum of seven (7) years.

     4.2 Imagenetix shall maintain retained samples of no less than two (2) units of Product from each lot of Product produced under the terms of this Agreement for a period of at least four (4) years beyond the units' dates of expiration.

     4.3 Imagenetix shall maintain vendor supplied Certificates of Analysis with full traceability to Products lots produced by Imagenetix for Sanavive under this Agreement for a period of seven (7) years beyond date of manufacture.

     4.4 Imagenetix shall maintain results of all assays conducted on raw material components utilized in the Production of Product for a period of seven (7) years.

     4.5  Notification. Imagenetix agrees to notify Sanavive within thirty
          (30) calendar days of Imagenetix's recognition of any problem, anomaly, defect or condition (planned or unplanned) that would reasonably cause Sanavive concern relative to instability, interchangeability, availability, reliability, maintainability, form, fit, function, or quality of the Product.

     4.6 Formula Physical Stability. Imagenetix is fully responsible for any formula physical stability issues arising from the materials used in the formula(s), the manufacturing process, reaction with bulk shipping containers, or formula reactions with final packaging material.

5. Term and Renewal. This Agreement shall commence upon the date first written above and shall continue for five (5) years thereafter, unless sooner terminated pursuant to the provision herein. This Agreement may be automatically renewed for additional terms of two (2) five (5) year terms each, unless either party notifies the other in writing of its intent not to renew, which notice must be provided within one hundred twenty (120) days of renewal period.

6.   Indemnity.

     6.1 Against Product Liability. Imagenetix agrees to indemnify and hold Sanavive and its affiliates harmless against any and all claims, losses, damages, injuries, liabilities or expense, including reasonable attorneys fees and costs of investigation and suit to defend such claims, arising out of any allegation, claim or assertion by a governmental agency or any third party that any of the Products resold by Sanavive is adulterated, misbranded, unsafe or otherwise constitutes Defective Product. The foregoing indemnity shall include, without limiting its generality, losses, damages, liabilities and expenses arising out of governmental agency recall of Defective Product, and the consequential damages proximately caused thereby, such as loss of business, profits, and reputation and refunds which Sanavive is obligated to make to its customers as a consequence thereof. Sanavive agrees to give Imagenetix prompt notice of any and all claims made against it in connection with allegedly Defective Product, and to cooperate with Imagenetix in defending against such claims. The foregoing warranty and indemnification shall be binding upon Imagenetix and its successors and shall inure to the benefit of Sanavive and it successors in connection with Product delivered pursuant to this Agreement.

     6.2 Delivery and Acceptance. Sanavive's acceptance of product is based on reasonable acceptance criteria, providing that Sanavive's acceptance is not based beyond product specification. Unless notified in twenty (20) days, the Product shall be deemed accepted.

7.   Confidential Information.

     7.1 Confidential Information, as used herein, means any and all plans, data, inventions, products, machines, improvements, designs, discoveries, know-know, concepts, methods, algorithms, programs, trade secrets, processes, formulas, techniques, data, supplier lists, distributor lists, genealogies, customer lists, phone logs, marketing and business plans, financial information (including but not limited to information, whether actual, estimated or projected), technical or scientific and all other work products or proprietary information of any kind or nature, whether patentable or copyrightable or not, pertaining to the other party, its business or its products, which are not found in the public domain; and includes any and all records, reports, manuals, drawings, schematics, diskettes, notes, memoranda, print-outs, graphs, writings of any kind or nature, tape films and either electronic, visual or audio recordings of any kind or nature containing in whole or in part Confidential Information, whether originals or copies.

     7.2 Imagenetix and Sanavive hereby agree not to disclose Confidential Information to any person(s) or entity, except to employees or agents who require the same for purposes of the manufacture of the Products.

8. Termination. In addition to the other provisions contained elsewhere in this Agreement, this Agreement may be terminated on occurrence of any of the following events, and in the following manner:

     8.1 By the non-breaching party at any time if the other party has breached a material provision contained in this Agreement and has not cured the breach within thirty (30) days of receipt of written notice thereof.

9.        Imagenetix Warranties.

     9.1 Imagenetix warrants that all units of the Product sold and delivered to Sanavive are safe and efficacious when taken in the recommended dosages.

     9.2 Imagenetix warrants that all units of the Product sold and delivered to Sanavive shall, as of the date of delivery to Sanavive, not be misbranded within the meaning of any laws or regulations.

     9.3 Imagenetix warrants that all Products sold and delivered to Sanavive shall be free from adulteration, impurities, defects or any other material unsafe for human consumption.

     9.4 In addition to any and all other remedies provided for herein, or at law, Imagenetix agrees, at its sole cost, to recall and replace all Defective Product and replace the same with an equal amount of Product that is conforming and not Defective Product.

     9.5 Imagenetix authorizes Sanavive to utilize its clinical and medical research as it relates to all products Sanavive purchases from Imagenetix. Imagenetix will provide full cooperation in assisting Sanavive in developing consumer advertising by providing Sanavive with suggested marketing, scientific and medical support material..

10. Insurance. Imagenetix agrees to carry product and contractual liability insurance for Sanavive benefit, at Imagenetix's expense, with liability limits of $1,000,000.00 aggregate and $1,000,000.00 per incident, to name Sanavive as an additional insured on all such policies and to deliver to Sanavive evidence of such insurance and of Imagenetix's compliance with the provisions of this section promptly following the execution hereof and upon each annual renewal hereof.

11.       General Provisions.

     11.1 Complete Agreement. This Agreement shall become binding on the parties when signed by authorized representatives of the parties, and shall constitute the entire and sole agreement of the parties pertaining to the subject matter of this Agreement mutually withdrawing any and all oral, written, expressed, or implied agreements or understandings not set forth in full herein. All exhibits identified herein are specifically made a part of this Agreement. Any modifications, additions to, or waiver of any of the terms and conditions herein, shall not be effective unless in writing and signed by a duly authorized office of the party against whom the same is ought to be enforced. This Agreement shall not be modified or altered by and subsequent course of performance between parties.

     11.2 Governing Contract.   The terms and conditions herein shall govern
          all purchase orders placed there under, and shall override all printed terms and conditions contained on the purchase order or acknowledgment form issued by either Sanavive or Imagenetix.

     11.3 Notices.   Any notices required to be given under the terms of
          this Agreement shall be given in writing at the address of the other party first above written, or such other address as may be specified in writing from time to time.

     11.4 Enforceability.   If any provision(s) of this Agreement shall be
          held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     11.5 Governing Law. This Agreement shall be deemed to have been entered into in the state of California, and shall be construed in accordance with California law.

          IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first above written.


     IMAGENETIX, INC.                        SANAVIVE LTD.



     /s/William P. Spencer                 /s/John R. Payne
           By: William P. Spencer       By: John R. Payne
           Its:  President              Its:  Authorized Representative
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                           Schedule A


Size                       Description                    Price Per
2oz.                     Arthritis Cream                    $2.95
4oz.                     Arthritis Cream                    $4.25
1oz.                        Face Cream                      $1.75
4oz.                       Body Lotion                      $3.60
5ML                          XelaPak                         $.27
10ML                         XelaPak                         $.37
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